Exhibit 10.9
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
OF ROCKVILLE BANK
As Amended and Restated Effective December 31, 2007

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TABLE OF CONTENTS
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TABLE OF CONTENTS
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SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
OF
ROCKVILLE BANK
As Amended and Restated Effective December 31, 2007
INTRODUCTION
The Rockville Bank Supplemental Executive Retirement Plan (the “Plan”) was established effective May 23, 2005 to provide a means of ensuring the payment of a competitive level of retirement income and survivor benefits, and thereby attract, retain and motivate a select group of executives of Rockville Bank and its affiliates. This document represents a complete restatement of the Plan effective as of December 31, 2007.
SECTION 1 — DEFINITIONS
1.1	“Actuarial Equivalent or Actuarial Equivalent Value” shall mean a benefit of equivalent value computed on the basis of the mortality table and interest rate used to calculate accrued benefits under the Basic Plan.

1.2	“Affiliated Employer” shall mean an entity affiliated with the Bank.

1.3	“Average Annual Earnings” with respect to any Member shall mean the greater of: (a) the Member’s average annual Compensation during the 12 consecutive calendar months within the final one hundred-twenty consecutive calendar months preceding the month in which the Member’s Benefit Payment Date occurs affording the highest such average; or (b) the sum of (i) the Member’s base salary as in effect immediately prior to the month in which the Member’s Benefit Payment Date occurs prior to reductions for elective contributions under Sections 401(k), 125 and 132(f)(4) of the Code and deferred compensation under any nonqualified deferred compensation plan, and (ii) the Member’s annual incentive compensation that became payable in cash to the Member for the latest year preceding the year in which the Member’s Benefit Payment Date occurs based on performance actually achieved in that latest year.

1.4	“Bank” shall mean Rockville Bank and its subsidiaries and any successors thereto.

1.5	“Basic Plan” shall mean as to any Member or Vested Former Member the defined benefit pension plan of the Bank intended to meet the requirements of Code Section 401(a) pursuant to which retirement benefits are payable to such Member or Vested Former Member or to the Surviving Spouse or designated beneficiary of a deceased Member or Vested Former Member.

1.6	“Basic Plan Benefit” shall mean the amount of benefits payable from the Basic Plan to a Member or Vested Former Member.

1.7	“Benefit Payment Date” shall mean the date on which payment of a Member’s Retirement Benefit or Deferred Vested Benefit is made in accordance with Section 3.3 hereof.

1.8	“Board” shall mean the Board of Directors of the Company, except that any action authorized to be taken by the Board hereunder may also be taken by a duly authorized committee of the Board or its duly authorized delegees.

1.9	“Cause”. A Member shall not be deemed to have been terminated for “Cause” under this Plan unless such Member shall have been terminated for “Cause” under the terms of such Member’s employment agreement or Change in Control Agreement with the Bank.

1.10	“CEO” shall mean the Chief Executive Officer of the Bank.

1.11	“Change in Control”. If a “Change in Control” shall have occurred or shall be deemed to have occurred under the terms of a Member’s or Vested Former Member’s employment agreement or Change in Control Agreement , then a “Change in Control” shall be deemed to have occurred under this Plan.

1.12	“Change in Control Agreement” shall mean any written agreement in effect between any Member or Former Member or Vested Former Member and the Bank or an Affiliated Employer pursuant to which benefits may be payable to such Member or Former Member or Vested Former Member in connection with a Change in Control.

1.13	“Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

1.14	“Company" shall mean Rockville Financial Inc. and any successor thereto.

1.15	“Compensation" shall mean base salary and annual incentive compensation prior to reductions for elective contributions under Sections 401(k), 125 and 132(f)(4) of the Code and deferred compensation under any nonqualified deferred compensation plan. Notwithstanding the foregoing, Compensation shall exclude severance pay (including, without limitation, severance pay under an employment or Change in Control Agreement), stay-on bonuses, long-term bonuses, retirement income, change-in-control payments, contingent payments, amounts paid under this Plan or any other retirement plan or deferred compensation plan, income derived from stock options, stock appreciation rights and other equity-based compensation and other forms of special remuneration.

1.16	“Deferred Vested Benefit” shall mean the benefits described in Section 3.2(b) hereof.

1.17	“Dependent” shall mean the child of a Member or Vested Former Member who is a dependent for federal income tax purposes.

1.18	“Disability” or “Disabled” shall have the meaning provided in Treasury Regulations Section 1.409A-3(i)(4).

1.19	“Effective Date” shall mean May 23, 2005. The Effective Date of this Amendment and Restatement of the Plan is December 31, 2007.

1.20	“Former Member” shall mean (a) a Member whose employment with the Bank or an Affiliated Employer terminates before he or she has completed five or more years of

Service, or (b) a Member who was removed from participation in the Plan, in accordance with Section 2.2 hereof, before he or she has completed five or more years of Service.

1.21	“Good Reason” If a Member shall have terminated employment for “Good Reason” under the terms of such Member’s employment agreement with the Bank or Change in Control Agreement, then such Member shall be deemed to have terminated employment for “Good Reason” under this Plan.

1.22	“Member” shall mean an employee of the Bank or an Affiliated Employer who becomes a participant in the Plan pursuant to Section 2, but excludes any Former Member or Vested Former Member.

1.23	“Other Retirement Income” with respect to any Member shall mean:
(a)	the Supplemental Pension Benefit provided to such Member under the Supplemental Savings and Retirement Plan of the Bank, which shall be paid at the same time and in the same form as is provided in Section 3.3 hereof for payment of such Member’s Retirement Benefit or Deferred Vested Benefit; and

(b)	such benefit payable in respect of such Member as may be specified in Addendum A to this Plan.
1.24	“Plan” shall mean the Rockville Bank Supplemental Executive Retirement Plan, as embodied herein, and any amendments thereto.

1.25	“Plan Administrator” shall mean the Human Resources Committee of the Board, except that any action authorized to be taken by the Plan Administrator hereunder may also be taken by any committee or person(s) duly authorized by the Human Resources Committee of the Board or the duly authorized delegees of such duly authorized committee or person(s).

1.26	“Potential Change in Control” If a “Potential Change in Control” shall have occurred or shall be deemed to have occurred under the terms of a Member’s employment agreement with the Bank or Change in Control Agreement , a “Potential Change in Control” shall be deemed to have occurred under this Plan,

1.27	“Retirement Benefits" shall mean the benefit described in Section 3.1(b) hereof.

1.28	“Service” shall mean a Member’s service defined as Vested Service in the Basic Plan, which is taken into account for vesting purposes thereunder (including any such service prior to the date such individual becomes a Member but not including any such service after participation hereunder terminates).

1.29	“Specified Employee” shall mean an employee who satisfies the requirements for being designated a “key employee” under Section 416(i)(1)(A)(i), (ii) or (iii) of the Code without regard to Section 416(i)(5) of the Code at any time during a calendar year, in which case such employee shall be considered a Specified Employee for the twelve-month period beginning on the first day of the fourth month immediately following the end of such calendar year.

1.30	“Supplemental Pension Benefit” shall mean the Supplemental Pension Benefit provided under the Supplemental Savings and Retirement Plan of the Bank.

1.31	“Surviving Spouse” shall mean the spouse of a deceased Member or Vested Former Member to whom such Member or Vested Former Member is married under applicable state law immediately preceding such Member or Vested Former Member’s death.

1.32	“Surviving Spouse’s Benefits” shall mean the benefits described in Section 5 hereof.

1.33	“Vested Former Member” shall mean (a) a Member whose employment with the Bank or an Affiliated Employer terminates on or after the date on which he or she has completed five or more years of Service, or (b) a Member who was removed from participation in the Plan, in accordance with Section 2.2 hereof, on or after the date on which he or she has completed five or more years of Service.
SECTION 2 — PARTICIPATION
2.1	Commencement of Participation. Such key executives of the Bank and its Affiliated Employers as are designated by the CEO in writing and, in the case of officers of the Bank or its Affiliated Employers, approved by the Human Resources Committee of the Board, shall participate in the Plan as of a date determined by the CEO or the Committee, as the case may be.

2.2	Termination of Participation. A Member’s participation in the Plan shall terminate upon termination of his or her employment with the Bank or any Affiliated Employer. Prior to termination of employment, a Member may be removed, upon written notice by the CEO, and, in the case of officers of the Company or its Affiliated Employers, as approved by the Human Resources Committee of the Board, from further participation in the Plan. As of the date of termination or removal, no further benefits shall accrue to such individual hereunder.
SECTION 3 — AMOUNT AND FORM OF BENEFITS
3.1	Retirement Benefits.
(a)	Eligibility. Upon attainment of age 60 and completion of five years of Service, a Member or Vested Former Member shall be entitled to the Retirement Benefit described in Section 3.1(b) hereof, payable at the time and in the form specified in Section 3.3.

(b)	Amount. The Retirement Benefit of a Member or Vested Former Member shall be an annual benefit equal to the difference between (i) and the sum of (ii) and (iii), where:
(i)	is the percentage of his or her Average Annual Earnings specified in Addendum A to this Plan;

(ii)	is the Basic Plan Benefit payable to the Member or Vested Former Member as of his or her Benefit Payment Date expressed in the form of an annual life annuity commencing on the Benefit Payment Date, or, if the Basic Plan Benefit becomes payable after the Member’s or Vested Former Member’s Benefit Payment Date, the Actuarial Equivalent Value of the Basic Plan Benefit payable in the form of an annual life annuity commencing on the Benefit Payment Date, regardless of whether such date precedes the earliest possible payment date under the terms of the Basic Plan; and

(iii)	is the Actuarial Equivalent Value of the Other Retirement Income payable to the Member or Vested Former Member as of his or her Benefit Payment Date expressed in the form of an annual life annuity commencing on the Benefit Payment Date.
3.2	Deferred Vested Benefit.
(a)	Eligibility. Each Member and Vested Former Member who has completed five or more years of Service and whose employment with the Bank or an Affiliated Employer terminates prior to his or her attainment of age 60 for a reason other than Cause or death shall be entitled to the Deferred Vested Benefit described in Section 3.2(b) hereof, payable at the time and in the form specified in Section 3.3.

(b)	Amount. The Deferred Vested Benefit of a Member or Vested Former Member who terminates and who meets the eligibility requirements of Section 3.2(a) shall be an annual benefit equal to the difference between (i) and the sum of (ii) and (iii), where:
(i)	is the percentage of his or her Average Annual Earnings specified in Addendum A to this Plan;

(ii)	is the Basic Plan Benefit payable to the Member or Vested Former Member as of his or her Benefit Payment Date expressed in the form of an annual life annuity commencing on the Benefit Payment Date, or, if the Basic Plan Benefit becomes payable after the Member’s or Vested Former Member’s Benefit Payment Date, the Actuarial Equivalent Value of the Basic Plan Benefit payable in the form of an annual life annuity commencing on the Benefit Payment Date, regardless of whether such date precedes the earliest possible payment date under the terms of the Basic Plan; and

(iii)	is the Actuarial Equivalent Value of the Other Retirement Income payable to the Member or Vested Former Member as of his or her Benefit Payment Date expressed in the form of an annual life annuity commencing on the Benefit Payment Date.

3.3	Time and Form of Payment.
(a)	The Retirement Benefit or Deferred Vested Benefit under this Plan, as the case may be, shall be payable in the form of an Actuarially Equivalent lump sum at the time specified in Addendum A to this Plan, except as otherwise provided in Section 3.3(b) hereof.

(b)	Anything in this Plan to the contrary notwithstanding, payment to any Specified Employee upon his or her termination of employment shall not be made before the date that is six months after the date of termination of employment (or, if earlier, the date of death of such Specified Employee). The payment will be adjusted to reflect the deferred payment date by multiplying the payment by the product of the six-month CMT Treasury Bill annualized yield rate as published by the U.S. Treasury for the date on which such payment would have been made but for the delay multiplied by a fraction, the numerator of which is the number of days by which such payment was delayed and the denominator of which is 365. The adjusted lump sum payment shall be made at the beginning of the seventh month following such Specified Employee’s termination of employment. The six-month delay in payment described herein shall not apply, however, to any payment made under the circumstances described in Section 3.3 (c).

(c)	The provisions of Sections 3.3(a) and (b) to the contrary notwithstanding, a payment to or on behalf of a Member or Vested Former Member shall be accelerated if payment is required to be made to an individual other than the

Member or Vested Former Member to fulfill a domestic relations order as defined in Section 414(p)(1)(B) of the Code.

(d)	The provisions of Sections 3.3(a) and (b) to the contrary notwithstanding, a payment to a Member or Vested Former Member (or his or her Surviving Spouse) may be delayed to a date after the designated Benefit Payment Date if calculation of the amount of the payment is not administratively practicable due to events beyond the control of the Member or Vested Former Member (or his or her Surviving Spouse) and such delay is for reasons that are commercially reasonable, provided that payment is made as soon as payment is administratively practicable.
3.4	Forfeiture of Benefits. Anything in this Plan to the contrary notwithstanding, any payment made pursuant to this Plan shall be subject to and conditioned upon compliance with 12 U.S.C. §1828(k) and any regulations promulgated thereunder; and any payment contemplated to be made pursuant to this Plan shall not be payable to the extent such payment is barred or prohibited by an action or order issued by the Connecticut Banking Commissioner or the Federal Deposit Insurance Corporation. Moreover, no benefit shall be paid to a Member, Vested Former Member or Surviving Spouse if the Member or Vested Former Member:
(a)	has been determined to be in breach of any noncompetition, nondisclosure or nondisparagement covenant in such Member’s or Vested Former Member’s employment agreement with the Bank or Change in Control Agreement; or

(b)	the Member or Vested Former Member has been discharged from employment with the Bank or any Affiliated Employer for Cause as provided in the Member’s or Vested Former Member’s employment agreement with the Bank or Change in Control Agreement.
3.5	Notification of Non-Payment of Benefit. In any case described in Section 3.4, the Member, Vested Former Member or Surviving Spouse shall be given prior written notice that no benefit will be paid to such Member, Vested Former Member or Surviving Spouse. Such written notice shall specify the particular act(s), or failures to act, and the basis on which the decision not to pay his or her benefit has been made.

3.6	Repayment of Benefit Paid as Lump Sum. A Member or Vested Former Member shall receive his or her lump sum payment of his or her Retirement Benefit or Deferred Vested Benefit subject to the condition that if such Member or Vested Former Member engages in any of the acts described in Section 3.4 (a) or (b) , then such Member or Vested Former Member shall, within 60 days after written notice by the Bank, repay to the Bank the lump sum benefit previously paid to such Member or Vested Former Member.

3.7	Change in Control. In the event of a Potential Change in Control or Change in Control, the Bank shall, not later than 15 days thereafter, have established one or more so-called “rabbi” trusts and shall deposit therein cash in an amount sufficient to provide for full payment of all potential benefits payable under the Plan. Such rabbi trust(s) shall be irrevocable and shall provide that the Bank may not, directly or indirectly, use or recover any assets of the trust(s) until such time as all obligations which potentially could arise hereunder have been settled and paid in full, subject only to the claims of creditors of the Bank in the event of insolvency or bankruptcy of the Bank; provided, however, that if no Change in Control has occurred within two years after such Potential Change in Control, such rabbi trust(s) shall at the end of such two-year period become revocable and may thereafter be revoked by the Bank.
SECTION 4 - SURVIVING SPOUSE’S BENEFITS
4.1	Death Prior to Benefit Payment. Upon the death of a Member or Vested Former Member, prior to the payment of his or her Retirement Benefit or Deferred Vested Benefit hereunder, any such Member shall be deemed to have completed five years of Service for purposes of Section 3.2(a) and his or her Surviving Spouse will be entitled to a Surviving Spouse’s Benefit under this Plan equal to 100% of the Retirement or Deferred Vested Benefit that would have been provided from the Plan had the Member or Vested Member survived; provided, however, that in calculating the Retirement or Deferred Vested Benefit that would have been provided from the Plan, the offset for the Basic Plan Benefit specified in Section 3.1(b)(ii) or 3.2(b)(ii), as the case may be, shall be reduced to the Basic Plan Benefit payable on behalf of such Member to the Member’s spouse, expressed in the form of an annual life annuity. Payment of such Surviving Spouse benefit shall be made in an Actuarially Equivalent lump sum within 90 days after the death of the Member or Vested Former Member, determined in the sole discretion of the Company. In the event that a Member’s or Vested Former Member’s spouse predeceases the Member or Vested Former Member, such Surviving Spouse’s benefit shall be paid to the Member’s Dependents in equal shares.

4.2	Death On or After Benefit Payment Date. No benefit shall be payable under this Section 4 if a Retirement Benefit or Deferred Vested Benefit was paid to a Member or Vested Former Member before his or her death.

4.3	Reduction. Notwithstanding the foregoing provisions of Section 4, the Actuarial Equivalent Value of the lump sum benefit payable to a Surviving Spouse shall be calculated by reducing the Retirement Benefit or Deferred Vested Benefit, as the case may be, by one percentage point for each year (where a half year or more is treated as a full year) in excess of ten years that the age of the Member or Vested Former Member exceeds the age of the Surviving Spouse.
SECTION 5 - PLAN ADMINISTRATOR
5.1	Duties and Authority. The Plan Administrator shall be responsible for the administration of the Plan and may delegate to any committee, employee, director or agent its responsibility to perform any act hereunder, including, without limitation, those matters involving the exercise of discretion; provided, that such delegation shall be subject to revocation at any time at the Plan Administrator’s discretion. The Plan Administrator shall have the sole discretion to determine all questions arising in connection with the Plan, to interpret the provisions of the Plan and to construe all of its terms, to adopt, amend, and rescind rules and regulations for the administration of the Plan, and generally to conduct and administer the Plan and to make all determinations in connection with the Plan as may be necessary or advisable. All such actions of the Plan Administrator shall be conclusive and binding upon all Members, Former Members, Vested Former Members, Surviving Spouses and other persons.
5.2	Presentation of Claims. Claims for benefits shall be filed in writing with the Plan Administrator. Written or electronic notice of the disposition of a claim shall be furnished to the claimant within 90 days after the claim is filed (or within 180 days if special circumstances require an extension of time for processing the claim and if notice of such extension and circumstances is provided to the claimant within the initial 90-day period.)

5.3	Claims Denial Notification. If a claim is wholly or partially denied, the Plan Administrator shall furnish to the claimant a written notice setting forth in a manner calculated to be understood by the claimant:
(a)	the specific reason(s) for denial;

(b)	specific reference(s) to pertinent Plan provisions on which any denial is based;

(c)	a description of any additional material or information necessary for the claimant to perfect the claim, and an explanation of why such material or information is necessary;

(d)	an explanation of the Plan’s claims review procedures and the applicable time limits for such procedures; and

(e)	a statement that the claimant has a right to bring a civil action under Section 502(a) of ERISA following an adverse determination on review.
5.4	Claims Review Procedure. Upon a denial, the claimant is entitled (either in person or by his duly authorized representative) to:
(a)	request a subsequent review of the claim by the Plan Administrator upon written application for review made to the Plan Administrator. In the case of a denial as to which written notice of denial has been given to the claimant, any such request for review of the claim must be made within 60 days after receipt by the claimant of such notice. A claimant must submit a written application for review before the claimant is permitted to bring a civil action for benefits;

(b)	review pertinent documents relating to the denial; and

(c)	submit written comments, documents, records and other information relating to the claim.
5.5	Timing. The Plan Administrator shall make its decision and notify the claimant with respect to a claim not later than 60 days after receipt of the request. Such 60-day period may be extended for another period of 60 days if the Plan Administrator finds that special circumstances require an extension of time for processing and notice of the extension and special circumstances is provided to the claimant within the initial 60-day period.

5.6	Final Decision. The claim for review shall be given a full and fair review that takes into account all comments, documents, records and other information submitted that relates to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The Plan Administrator shall provide the claimant with written or electronic notice of the decision in a manner calculated to be understood by the claimant. The notice shall include specific reasons for the decision, specific references to the pertinent Plan provisions on which the decision is based, a statement that the claimant has a right to bring a civil action under Section 502(a) of ERISA, and a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records and other information relevant to the claim. A document is relevant to the claim if it was relied upon in making the determination, was submitted, considered or generated in the course of making the determination or demonstrates that benefit determinations are made in accordance with the Plan and that Plan provisions have been applied consistently with respect to similarly situated claimants.

5.7	Exhaustion of Remedy. No claimant shall institute any action or proceeding in any state or federal court of law or equity, or before any administrative tribunal or arbitrator, for a claim for benefits under the Plan until he/she has first exhausted the procedures set forth in this Section 5.
SECTION 6 - MISCELLANEOUS
6.1	Amendment; Termination. The Committee, may, in its sole discretion, terminate, suspend or amend this Plan at any time or from time to time, in whole or in part; provided,

however, that no termination, suspension or amendment of the Plan may (a) adversely affect a Member’s or Vested Former Member’s benefit under the Plan to which he or she has become entitled hereunder, or (b) adversely affect a Vested Former Member’s right or the right of a Surviving Spouse to receive a benefit in accordance with the Plan, such benefits or rights as in effect on the date immediately preceding the date of such termination, suspension or amendment, or (c) cause any payment that a Member, Vested Former Member or Surviving Spouse is entitled to receive under this Plan to become subject to an income tax penalty under Section 409A of the Code.
6.2	No Employment Rights. Nothing contained herein will confer upon any Member, Former Member or Vested Former Member the right to be retained in the service of the Bank or any Affiliated Employee, nor will it interfere with the right of the Bank or any Affiliated Employer to discharge or otherwise deal with Members, Former Members or Vested Former Members with respect to matters of employment.

6.3	Unfunded Status. Members and Vested Former Members shall have the status of general unsecured creditors of the Bank, and this Plan constitutes a mere promise by the Bank to make benefit payments at the time or times required hereunder. It is the intention of the Bank that this Plan be unfunded for tax purposes and for purposes of Title I of ERISA and any trust created by the Bank and any assets held by such trust to assist the Bank in meeting its obligations under the Plan shall meet the requirements necessary to retain such unfunded status.

6.4	No Alienation. A Member’s or Vested Former Member’s right to benefit payments under the Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by creditors of such Member or Vested Former Member or his or her Surviving Spouse.

6.5	Withholding. The Company may withhold from any benefit under the Plan an amount sufficient to satisfy its tax withholding obligations.

6.6	Governing Law. The Plan shall be governed by and construed in accordance with the laws of the State of Connecticut applicable to contracts made and to be performed in such state to the extent not preempted by federal law. Anything in this Plan to the contrary notwithstanding, the terms of this Plan shall be interpreted and applied in a manner consistent with the requirements of Section 409A of the Code and the Regulations thereunder and the Company shall have no right to accelerate or make any payment under this Plan except to the extent permitted under Section 409A of the Code. The Company shall have no obligation, however, to reimburse any Member, Vested Former Member or Surviving Spouse for any tax penalty or interest payable or provide a gross-up payment in connection with any tax liability of such Member, Vested Former Member or Surviving Spouse under Section 409A of the Code except that this provision shall not apply in the event of the Company’s negligence or willful disregard in its interpretation of the application of Section 409A of the Code and the Regulations thereunder to the Plan, in which case the Company will reimburse the Member or Vested Former Member or Surviving Spouse, as the case may be, on an after-tax basis for any such tax penalty or interest not later than the last day of the taxable year next following the taxable year in which such Member, Vested Former Member or Surviving Spouse remits the applicable taxes and interest. The amount of reimbursement during any one taxable year shall not affect the amount eligible for reimbursement in any other taxable year and any right to reimbursement shall not be subject to liquidation or exchange for another benefit.
6.7	Successors. The Bank and the Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Bank or the Company to expressly assume and agree to perform under this Plan in the same manner and to the same extent that the Bank and the Company would be required to perform if no such succession had taken place. As used in this Plan, “Bank “and “Company” shall mean the Bank and the Company respectively as hereinbefore defined and any successor to its or their business and/or assets as aforesaid which assumes and agrees to perform this Plan by operation of law, or otherwise and, in the case of an acquisition of the Bank or the Company in which the corporate existence of the Bank or the Company, as the case may be, continues, the ultimate parent company following such acquisition. Subject to the foregoing, the Bank and the Company may transfer and assign this Plan and the Bank’s and the Company’s rights and obligations hereunder.

6.8	Integration. In the event of any conflict or ambiguity between this Plan and the terms of any employment agreement between a Member and the Bank or any Change in Control Agreement between a Member and the Bank (this Plan and any such employment agreement or Change in Control Agreement being collectively referred to herein as the “arrangements”), such conflict or ambiguity shall be resolved in accordance with the terms of that arrangement which are most beneficial to the Member; provided, however, that no such resolution of any such conflict or ambiguity shall operate to cause the Member to receive duplicate payments or benefits under the arrangements.

ADDENDUM A

	Percentage for
	Purposes
	of Sections	Other Retirement	Time of Payment for
	3.1(b)(i) and	Income for Purposes of	Purposes of
Member	3.2(b)(i)	Section 1.23(b)	Section 3.3(a)
William J. McGurk	70%	none	within 90 days after termination of employment, determined in the sole discretion of the Company, except as otherwise provided in Section 3.3(b)

Joseph F. Jeamel, Jr.	70%	$416,086	April 1, 2008